Exhibit 99.1

Shareholder Contacts:

Ian J. Harvie of C&D: 215-619-7835

C&D Technologies’ Continued Listing Plan Accepted by

New York Stock Exchange

BLUE BELL, Pa., July 27, 2010 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (UPS) systems, utility and other high reliability applications, announced today that the New York Stock Exchange (the “NYSE”) has notified the Company that it has accepted the Company’s proposed plan for continued listing on the NYSE.

As a result of the acceptance, the Company’s common stock will continue to be listed on the NYSE pending quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure progress against the plan. The Company previously announced that the NYSE notified it that the Company was considered “below criteria” because its total average market capitalization over a consecutive 30-day trading period and its shareholders’ equity were each less than $50 million, and its average closing price over thirty consecutive trading days was less than $1.00 per common share.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward- looking statements, or in the Company’s Securities and Exchange Commission filings (including without limitation the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made herein, including but not limited to the Company’s ability to satisfy the NYSE’s continued listing standards, commencement by the NYSE of suspension and delisting procedures for failure to implement successfully a plan to correct non-compliance with NYSE continued listing standards, the Company’s ability to achieve and maintain a total average market capitalization over a consecutive 30-day trading period and shareholders’ equity of more than $50 million, the Company’s ability to achieve and maintain an average share price above $1.00 per share of its common stock over thirty consecutive trading days, and the NYSE’s right to take more immediate listing action in the event that the Company’s stock trades at levels that are viewed as abnormally low on a sustained basis or based on other factors.